Exhibit 10.5.4

INTER-COMPANY LOAN AGREEMENT

This Inter-Company Loan Agreement (the “Agreement”) is entered into as of this 1st day of January, 2012 (the “Effective Date”), by and among Employers Mutual Casualty Company (“EMCC”), Union Insurance Company of Providence, Hamilton Mutual Insurance Company, EMC Property & Casualty Company (the foregoing three (3) companies are hereinafter collectively referred to as the “EMCC Subsidiaries”), EMCASCO Insurance Company, Illinois EMCASCO Insurance Company, Dakota Fire Insurance Company and EMC Reinsurance Company (the foregoing four (4) companies are hereinafter collectively referred to as the “Group Subsidiaries”) (EMCC and each undersigned company are hereinafter collectively called the “Companies” or, individually, the “Company”).

WHEREAS, one or more of the Companies may, from time to time, have funds available for short-term investment purposes or have a short-term need for general working capital; and

WHEREAS, the Companies desire to enter into a written agreement, in accordance with the terms and conditions set forth herein, by which the Companies may lend to and borrow from one another; and

WHEREAS, the Companies are authorized by their respective Boards of Directors to lend to and borrow from one another and to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, the Companies agree as follows:

I.      AMOUNT AND TERMS OF ADVANCES AND BORROWINGS

A.
Intercompany Loans.  The Companies agree on the terms and conditions set forth in this Agreement to lend to and borrow monies from one another (each borrowing a “Loan”) from time to time from the date hereof until this Agreement is terminated.

B.	Limitation on Loans. No Loans may:

a.	Exceed, in the aggregate (which shall include both principal and accrued interest), more than five percent (5%) of the lending Company’s admitted assets as of December 31 of the preceding year; or

b.	Cause the lending Company, at the time such Loan is made, to violate any applicable law or regulation regarding the solvency of an insurance company.

C.	Interest on Loans.

a.
Subject to the other provisions of this Section I.C., interest shall accrue on each Loan at the rate of 125 basis points over the 1 month LIBOR Ask Rate in effect as of 4:00 p.m. Central Time on the date of the Loan.  Interest shall be calculated on the basis of a 365-day year from the actual number of days elapsed.  The outstanding principal balance of any Loan, together with all interest accrued thereon, shall be due and payable within ten (10) business days of a demand by the lending Company.

b.
Any interest payment due and payable hereunder by any Company is independent of any interest payments required to be made by the other parties to this Agreement.  EMCC shall calculate the amount of interest payable by the borrowing Company to the lending Company and, upon request, shall provide supporting documentation as to the calculation thereof.

D.	Conditions of Loans.

a.
Each lending Company, in its sole discretion, shall determine if it will make a Loan to a borrowing Company based on whether it has sufficient funds for its daily operations and whether such Loan will be an appropriate investment under state regulations and its corporate investment policy limitations.  No Company is obligated to make a Loan to another Company.

b.
The maximum term of a Loan shall be one hundred eighty (180) days.  Each  borrowing  Company may, from time to time,  prepay  all, or any  part, of any  outstanding  unpaid  principal amount without  penalty or premium.  All Loan payments shall be applied to accrued and outstanding interest first, with the balance, if any, applied to principal.

E.	Loan Requests. Each request for a Loan shall be made in writing by the Treasurer of the borrowing Company and approved by the Chief Financial Officer of the lending Company.

F.
Repayment.  The borrowing Company shall repay to the lending Company, within ten (10) business days of the lending Company’s demand or at the end of the one hundred eighty (180) day maximum lending term, whichever comes first, the outstanding principal of any Loan amount, together with any interest accumulated thereon.

G.	Default.

a.
Any delay in the payment of principal or interest due on a Loan made by a lending Company to a borrowing Company, in accordance with the terms and conditions of this Agreement, which continues for ten (10) or more business days shall constitute an Event of Default under this Agreement.

b.
If an Event of Default occurs, is continuing, and is not waived by the lending Company; then, in each and every case, all principal outstanding, together with interest accrued thereon, shall become immediately due and payable without further notice to the borrowing Company.  If the borrowing Company fails to cure any Event of Default within ten (10) business days, the lending Company shall have the option to terminate this Agreement with such borrowing Company.  In the event that this Agreement is terminated with respect to such borrowing Company pursuant to this Section I.G., all Loans then outstanding between such borrowing Company and  all other parties to this Agreement shall also become immediately due and payable, without further notice to the borrowing Company, together with accrued interest thereon.

H.	Documentation.

a.
The obligations of any Company to repay all Loans made to it pursuant to this Agreement, together with interest thereon, shall be fully binding and enforceable without the execution of any promissory note or other evidence of indebtedness.  Nevertheless, if any lending Company so requests, a borrowing Company hereby agrees to duly execute and deliver to the lending Company a negotiable promissory note satisfactory to the lending Company evidencing the Loan outstanding hereunder.  Expenses incurred and payments received shall be allocated to each applicable Company in conformity with customary accounting practices consistently applied, and the books, accounts and records of each applicable party shall be maintained to clearly and accurately disclose the precise nature and details of the transaction, including such accounting information as is necessary to support the reasonableness of the charges or fees to the respective parties.

b.	The records of all Loans that are made pursuant to this Agreement shall be kept by EMCC on behalf of all of the parties.

I.
Intercompany Account.  EMCC shall maintain a ledger in which all Loans and all repayments shall be recorded.  EMCC shall give each Company access to such ledger and other records related to the Loans involving such Company.  All transfers of funds for any Loan will be conducted through the trust accounts of the respective Companies at Mellon Bank, or any successor thereto.

J.	Covenants. At all times that there is an outstanding Loan pursuant to this Agreement, each Company shall:

a.	Maintain its corporate existence in good standing under the laws of the jurisdiction of its incorporation or organization and conduct and operate its business in a lawful manner; and

b.
Comply, in all material respects, with all applicable laws, rules, regulations and orders, including, but not limited to, the insurance laws, rules, regulations and orders of each jurisdiction in which the Company is licensed to do business.

II.           MISCELLANEOUS

A.	Disputes. Any disputes arising out of (i) the interpretation of this Agreement; or (ii) any Loans shall be submitted for final and binding resolution as follows:

a.
With respect to disputes (1) between or among EMCC and/or one or more of the EMCC Subsidiaries; or (2) between or among two or more of the Group Subsidiaries, to the Vice President – Treasurer, Chief Financial Officer and General Counsel of such Company(ies) engaged in the dispute; or

b.
With respect to disputes between EMCC and one or more of the Group Subsidiaries, to the Inter-Company Committees of the Boards of Directors of EMCC and EMC Insurance Group Inc., respectively, pursuant to the terms of the joint Charter of the two Inter-Company Committees then in effect.

B.
Limitation of Liability.  No party shall have any liability under this Agreement, including liability for its own negligence, for damages, losses or expenses suffered by the other party(ies) as a result of the performance or non-performance of such party’s obligations hereunder, unless such damages, losses or expenses are caused by or arise out of the willful misconduct or gross negligence of such party or a breach by such party.  In no event shall any party have any liability to the other parties for indirect, incidental or consequential damages that such other party or any third party may incur or experience on account of the performance or non-performance of such party’s obligations hereunder.  The provisions of this Section II.B. shall survive the termination of this Agreement.

C.
Term.  This Agreement shall commence on the Effective Date and will continue in effect until terminated as follows; provided, however, that prior to the effective date of the termination of the Agreement, EMCC shall provide notice of such termination to the applicable regulatory authorities in the States of Iowa and/or North Dakota:

a.	By EMCC, upon ninety (90) days prior written notice to all other Companies;

b.	By any Company, but only with respect to such party, upon ninety (90) days prior written notice to all other Companies;

c.
By any Company, immediately upon notice to a breaching Company, if the breaching Company’s material breach of this Agreement, other than an Event of Default, continues uncured for thirty (30) days after both the nature of that breach and the necessary cure or correction has been agreed upon by the parties or otherwise determined by the dispute resolution procedure set forth in Section II.A., above; provided that if all of the parties to this Agreement agree, or it is determined by the dispute resolution procedure that the material breach is not capable of being cured or corrected, the termination shall be effective immediately upon notice;

d.
By any party, but only with respect to such party, immediately upon notice to all other parties, if it determines that performance of its rights or obligations under this Agreement is, or becomes, illegal; or

e.
By any party, but only with respect to such party, if that party determines that its compliance with any law or regulation or any guideline or request from any governmental authority would create a cost or increase the cost of providing a Loan to another party under this Agreement, unless the other party agrees to pay amounts sufficient to indemnify for such cost or increase in total cost.

D.
Entire Agreement.  This Agreement constitutes the entire agreement of the parties on this subject matter and shall replace and supersede any prior agreement or understanding of the parties, whether written or oral, on this subject not expressed or referred to in this Agreement.

E.
Amendment.  This Agreement may not be amended except by written instrument signed by all parties hereto.  Any amendments hereto shall be subject to approval by the applicable regulatory authorities in the States of Iowa and/or North Dakota, if such approval is required pursuant to applicable law.

F.
Waivers.  Any party hereto may (a) extend the time for performance of any obligation or other act or (b) waive compliance with any of the agreements contained herein.  No wavier of any term shall be construed as a waiver of the same term in any other situation or a waiver of any other term of this Agreement.  The failure of any party to assert any of its rights hereunder will not constitute a waiver of any such rights.

G.
Severability.  If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, such provision shall be deemed severable and all other provisions of this Agreement shall nevertheless remain in full force and effect.

H.
Governing Law.  This Agreement shall be governed by and construed with the substantive laws of the State of Iowa, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

I.
Regulatory Approval.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not become effective until approved by the applicable regulatory authorities in the States of Iowa and North Dakota, if such approval is required pursuant to applicable law.

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In WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers, have executed this Agreement on the dates recorded below.

EMPLOYERS MUTUAL CASUALTY		UNION INSURANCE COMPANY OF
COMPANY		PROVIDENCE

By:	/s/ Bruce G. Kelley	By:	/s/ Lisa A. Stange

Print Name:	Bruce G. Kelley	Print name	Lisa A. Stange

Its:	President & CEO	Its:	V.P., CIO & Treasurer

Date:	01/03/2012	Date:	01/03/2012

EMC PROPERTY & CASUALTY		EMCASCO INSURANCE COMPANY
COMPANY

By:	/s/ Richard W. Hoffmann	By:	/s/ Ronald W. Jean

Print Name:	Richard W. Hoffmann	Print name	Ronald W. Jean

Its:	V.P., General Counsel & Secretary	Its:	Executive Vice President

Date:	01/03/2012	Date:	01/03/2012

ILLINOIS EMCASCO INSURANCE		DAKOTA FIRE INSURANCE COMPANY
COMPANY

By:	/s/ Jason R. Bogart	By:	/s/ Kevin J. Hovick

Print Name:	Jason R. Bogart	Print name	Kevin J. Hovick

Its:	Vice President	Its:	Executive Vice President

Date:	01/03/2012	Date:	01/03/2012

HAMILTON MUTUAL INSURANCE		EMC REINSURANCE COMPANY
COMPANY

By:	/s/ Mark E. Reese	By:	/s/ Ronnie Hallenbeck

Print Name:	Mark E. Reese	Print name	Ronnie Hallenbeck

Its:	Senior Vice President & CFO	Its:	President & COO

Date:	01/03/2012	Date:	01/03/2012